Exhibit 16.1

[Vitale Caturano Letterhead]

April 29, 2008

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read “Item 4.01 Changes in Registrant’s Certifying Accountant” filed by MacroChem Corporation on Form 8-K with the Securities and Exchange Commission on or about April 29, 2008 and we have the following comments:

1.               We agree with the statements made in the first, third, fourth and fifth paragraphs.

2.               We have no basis on which to agree or disagree with the statements made in the second, sixth or seventh paragraphs.

Yours Truly,

/s/  Vitale Caturano and Co. Ltd.

Vitale Caturano and Co. LTD